Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial statements of Allscripts and Eclipsys as adjusted for the Coniston Transactions, the Contingent Share Repurchase and the merger, which we refer to collectively as the Transactions. The merger of Allscripts and Eclipsys will be accounted for as a business combination under ASC 805, Business Combinations. For this purpose, Allscripts will be deemed the accounting acquirer, and Eclipsys will be deemed the accounting acquiree. The pre-acquisition combined financial statements of Allscripts will be treated as the historical financial statements of the combined company.

Allscripts has a fiscal year end as of May 31, and Eclipsys has a fiscal year end as of December 31. As permitted by SEC rules and regulations, Allscripts has combined the Allscripts consolidated statement of operations for the twelve-months ended May 31, 2010 with Eclipsys’ combined statement of operations for the twelve-months ended June 30, 2010, for purposes of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended May 31, 2010 gives effect to the Transactions as if they had occurred on June 1, 2009. The unaudited pro forma condensed combined balance sheet assumes that the Transactions were completed on May 31, 2010 and combines Allscripts’ historical consolidated balance sheet as of May 31, 2010 with Eclipsys’ historical consolidated balance sheet as of June 30, 2010.

The unaudited pro forma condensed combined consolidated statement of operations of Allscripts for the twelve-months ended May 31, 2010 was derived from the audited consolidated financial statements of Allscripts for the year ended May 31, 2010 (as filed on Form 10-K with the SEC on July 27, 2010).

The unaudited pro forma condensed consolidated statement of operations of Eclipsys for the twelve-months ended May 31, 2010 was derived from the unaudited consolidated financial statements of Eclipsys for the six-months ended June 30, 2010 (as filed on Form 10-Q with the SEC on August 5, 2010) and the audited consolidated financial statements of Eclipsys for the twelve-months ended December 31, 2009 (as filed on Form 10-K with the SEC on February 25, 2010).

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that Allscripts believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Transactions or (ii) any non-recurring cash or non-cash charges that Allscripts may incur in connection with the Transactions, the level and timing of which cannot yet be determined. The unaudited pro forma condensed combined financial statements have been prepared in accordance with SEC rules and regulations.

The total purchase price has been preliminarily allocated based on available information and preliminary estimates and assumptions that management believes are reasonable. However, the allocation of purchase price has not been finalized and the actual adjustments to Allscripts’ financial statements upon the closing of the merger transaction will depend on a number of factors, including additional information available and the net assets on the closing date of the Transaction. Additionally, the value of the identified intangibles is also preliminary and has not been valued at the reporting unit level and potentially, other intangible assets may exist, such as in-process research and development and unfavorable/favorable contracts. Accordingly, there can be no assurance that the final allocation of purchase price will not materially differ from the preliminary allocations reflected in the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only, is subject to a number of uncertainties and assumptions and does not purport to represent what the combined company’s actual performance or financial position would have been if the Transactions had occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period.

Please refer to the following information in conjunction with this unaudited pro forma condensed combined financial information: the accompanying notes to these unaudited pro forma condensed combined financial statements, Allscripts’ and Eclipsys’ historical financial statements and the accompanying notes thereto,

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Eclipsys’ Annual Report on Form 10-K for the years ended December 31, 2009, from Eclipsys’ Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2010, and from Allscripts’ Annual Report on Form 10-K for the year ended May 31, 2010.

The Transactions

Pursuant to the Merger Agreement, Arsenal Merger Corp. will merge with and into Eclipsys, with Eclipsys surviving the merger and continuing as a wholly owned subsidiary of Allscripts. If the merger is completed, at the effective time of the merger each share of Eclipsys common stock will convert into the right to receive 1.2 shares of Allscripts common stock.

Pursuant to the Framework Agreement, as amended, Allscripts and Misys agreed, among other things and subject to certain conditions, to reduce Misys’ existing indirect ownership interest in Allscripts. As of August 6, 2010, Misys held indirectly 79,811,511 shares of Allscripts common stock, representing approximately 55% of the aggregate voting power of Allscripts’ capital stock. Upon completion of the Coniston Transactions described below and if Misys elects to exercise its right to require Allscripts to repurchase shares from Misys after the closing of the merger pursuant to the Contingent Share Repurchase described below, Misys’ equity stake in Allscripts following the merger is expected to be approximately 13%.

Subject to the terms and conditions of the Framework Agreement, as amended, Misys and Allscripts agreed that:

•

100% of the issued and outstanding shares of an indirect subsidiary of Misys, which we refer to as Newco, and which will hold 61,308,295 shares of Allscripts common stock, will be transferred to Allscripts in exchange for 61,308,295 newly issued shares of Allscripts common stock (which shares we refer to as the Exchange Shares, and which transaction we refer to as the Exchange);

•

Allscripts will repurchase from indirect subsidiaries of Misys 24,442,083 shares of Allscripts common stock at an aggregate purchase price of $577.4 million (which shares we refer to as the Repurchase Shares, and which transaction we refer to as the Share Repurchase), which includes a payment of a premium of $117.4 million in connection with the sale by Misys of its controlling interest in Allscripts;

•

Misys, directly or through one or more of its subsidiaries, will sell at least 25 million shares of Allscripts common stock in an underwritten secondary public offering, as described below (which shares we refer to as the Secondary Offering Shares and which transaction we refer to as the Secondary Offering); and

•

if the merger is completed, Misys will have the right to request that Allscripts repurchase from Misys or from one or more of its indirect subsidiaries 5,313,807 additional shares of Allscripts common stock at an aggregate purchase price of $101.6 million, which includes a payment of a premium of $1.6 million (which shares we refer to as the Contingent Share Repurchase Shares, and which transaction we refer to as the Contingent Share Repurchase), which right may be exercised for up to 10 days after completion of the merger.

Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared based on the historical financial information of Allscripts and Eclipsys giving effect to the Transactions and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

For purposes of determining the number of outstanding shares of Allscripts common stock, this joint proxy statement/prospectus/information statement assumes that Allscripts does not exercise its rights under certain circumstances to issue and sell new shares of Allscripts common stock to satisfy the over-allotment option in the Secondary Offering.

This unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved if the Transactions had actually taken place at the dates indicated and does not purport to be indicative of future position or operating results.

Acquisition accounting

Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

The cost of acquisition and related purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements is based on a preliminary evaluation of the fair value of the assets and liabilities assumed of Eclipsys and may change when the final valuation of certain intangible assets and acquired working capital is determined. Given a complete change in accounting basis of Eclipsys, the cost of acquisition represents the total fair value of Eclipsys at the date of acquisition. The total fair value of Eclipsys was calculated by the outstanding common shares of Eclipsys and the closing share price of Allscripts on August 6, 2010. The ultimate purchase price will change based on movements in Allscripts’ share price until the final closing date.

The following represents the preliminary allocation of the cost of acquisition (in millions):

Shares eligible for conversion (including stock equivalents)	59.574
Common stock exchange ratio per share	1.2

Equivalent new shares issued (par value $0.01)	71.489
Allscripts common stock price on August 6, 2010	$16.85

Total preliminary purchase price	$1,204.6

The purchase price will be computed using the value of Allscripts common stock on the closing date, therefore the actual purchase price will fluctuate with the market price of Allscripts common stock until the Transaction is closed. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

The following table provides sensitivities to changes in purchase price due to changes in the per share price of Allscripts common stock (in millions, except per share amounts):

	Price of Allscripts Common Stock	Exchange Ratio	Calculated per Share Value of Eclipsys Common Stock	Eclipsys Shares to be Acquired	Total Purchase Price
As of August 6, 2010	$16.85	1.2	$20.22	59.574	$1,204.6
Decrease of 10%	$15.17	1.2	$18.20	59.384	$1,080.8
Increase of 10%	$18.54	1.2	$22.25	59.818	$1,331.0

Allscripts cash balances are expected to decrease by approximately $58.6 million for deal related costs that will be paid subsequent to May 31, 2010 upon completion of the Transactions, which primarily consist of approximately $41.4 million in investment banker fees, $3.8 million in executive management bonuses, $6.3 million in legal costs, $2.1 million integration consulting costs and $5.0 million in professional fees and other integration related costs. Approximately $21.8 million of the total deal related costs represent debt issuance costs that will be capitalized on the balance sheet, $3.8 million of Eclipsys executive management bonuses which will be accounted for in acquisition accounting and the remaining $33.0 million in deal related costs will be expensed as incurred.

The following represents the allocation of the total purchase price based on management’s preliminary valuation (in millions):

Total preliminary purchase consideration	$1,204.6
Less historical Eclipsys’ net assets acquired:
Cash, marketable securities and restricted cash	183.1
Accounts receivable	120.4
Fixed assets	61.9
Goodwill, intangible assets and software development costs	184.9
Deferred tax assets	79.1
Other assets	59.0
Current deferred revenue	(141.4)
Other current liabilities	(68.2)
Long-term debt	(0.6)
Other liabilities	(20.2)

Total historical Eclipsys’ net assets acquired	458.0

Excess purchase price over adjusted historical net assets acquired	746.6
Deferred income taxes associated with pro forma adjustments	135.9
Reclassification of existing Eclipsys capitalized software development costs to acquired intangible assets	54.3
Liability related to Eclipsys executive management bonuses	3.8
Step-up of net intangible assets	(360.4)
Fair value adjustment to deferred revenues	(42.3)

Pro forma adjustment to goodwill	$537.9

Net tangible assets were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values. Eclipsys’ net tangible assets were $273.1 million as of June 30, 2010, excluding goodwill and other intangible assets of $184.9 million. In addition, a liability of $3.8 million will be established in conjunction with the merger as a result of certain executive compensation arrangements. The following table represents the allocation of the purchase price to the condensed combined balance sheet (in millions):

Net tangible assets	$273.1
Goodwill	637.9
Identifiable intangible assets	391.0
Reduction in deferred revenue	42.3
Deferred taxes on acquired identifiable intangible assets and deferred revenue	(135.9)
Liability related to executive compensation arrangements	(3.8)

Total preliminary purchase price	$1,204.6

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill is not amortized; rather it is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of acquired technology and customer relationships. The fair value of identifiable intangible assets is based on a preliminary estimate of fair value. Net tangible assets were valued at their respective carrying amounts, which we believe approximate fair market value, except for adjustments to deferred revenues.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of May 31, 2010

	Historical Allscripts	Historical Eclipsys*	Share Repurchase Pro Forma Adjs.		Eclipsys Merger Pro Forma Adjs.		Pro Forma Combined
		(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$143,410	$143,284	($29,200	) A	($36,803	) B	$220,691
Restricted cash	—	2,495					2,495
Accounts receivable, net	181,920	120,421					302,341
Deferred income taxes	29,042	—					29,042
Inventories	3,184	—					3,184
Prepaid expenses and other current assets	50,598	47,149					97,747

Total current assets	408,154	313,349	(29,200)		(36,803)		655,500
Long-term marketable securities	1,925	37,345					39,270
Fixed assets, net	24,637	61,894					86,531
Software development costs, net	29,900	54,282			(54,282	) C	29,900
Deferred income taxes	—	79,145			(79,145	) F	—
Intangible assets, net	206,642	30,590			360,389	C	597,621
Goodwill	413,390	100,008			537,911	D	1,051,309
Other assets	10,042	11,835	66,277	A, M			88,154

Total assets	$1,094,690	$688,448	$37,077		$728,070		$2,548,285

Liabilities
Current liabilities:
Accounts payable	$32,295	$22,300					$54,595
Accrued expenses	56,495	—					56,495
Accrued compensation	18,206	21,624					39,830
Deferred revenue	103,984	141,415			(40,468	) E	204,931
Other current liabilities	1,113	24,312			15,782	F	41,207

Total current liabilities	212,093	209,651	—		(24,685)		397,059
Long-term debt	—	594	570,000	A	—		570,594
Deferred income taxes	71,264	—			40,962	F	112,226
Other liabilities	4,508	20,240	45,000	M	(1,860	) E	67,888

Total liabilities	287,865	230,485	615,000		14,417		1,147,767
Stockholders’ equity and net parent investment:
Preferred stock	—	—					—
Common stock	1,464	576			139	J	2,179
Treasury stock	—	—	(577,400	) A	—		(577,400)
Additional paid in capital	889,738	612,142			591,739	J	2,093,619
Accumulated deficit	(84,421)	(154,941)	(523	) A	121,961	J	(117,924)
Accumulated other comprehensive loss	44	186			(186	) J	44

Total stockholders’ equity and net parent investment	806,825	457,963	(577,923)		713,653		1,400,518

Total liabilities and stockholders’ equity and net parent investment	$1,094,690	$688,448	$37,077		$728,070		$2,548,285

*	As of June 30, 2010.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve-Months Ended May 31, 2010

	Historical Allscripts	Historical Eclipsys*	Share Repurchase Pro Forma Adjs.		Eclipsys Merger Pro Forma Adjs.		Pro Forma Combined
		(In thousands, except per share data)
Revenue:
Software and related services (including maintenance)	$403,098	$424,753					$827,851
Professional services	75,439	97,219					172,658
Transaction processing	225,965	—					225,965

Total software and services revenue	704,502	521,972	—		—		1,226,474
Prepackaged medications	—	—					—

Total revenue	704,502	521,972	—		—		1,226,474
Cost of revenue:
Software and related services (including maintenance)	167,418	227,060			$531	C	395,010
Professional services	66,561	75,071					141,632
Transaction processing	81,679	—					81,679

Total software and services cost of revenue	315,658	302,132	—		531		618,321
Prepackaged medications	—	—					—

Total cost of revenue	315,658	302,132	—		531		618,321

Gross profit	388,844	219,841	—		(531)		608,153
Operating expenses:
Selling, general and administrative expenses	224,995	124,972					349,967
Research and development	49,206	64,144					113,350
Restructuring	—	—					—
Amortization of intangible assets	10,060	2,848			6,776	C	19,683

Income from operations	104,583	27,876	—		(7,307)		125,152

Interest expense	(1,993)	(1,235)	(27,057	) G	1,235	G	(29,050)
Interest income and other, net	946	(467)					479

Income before income taxes	103,536	26,174	(27,057)		(6,072)		96,582
Provision for income taxes	(40,666)	(11,437)	10,552	H	2,368	H	(39,183)

Net income	$62,870	$14,737	($16,505)		($3,704)		$57,399

Net income per share—basic	$0.42						$0.30

Net income per share—diluted	$0.42						$0.29

Weighted-average shares outstanding used in computing basic net income per share	145,146		(24,442	) I	71,489	I	192,193

Weighted-average shares outstanding used in computing diluted net income per share	148,384		(24,442	) I	71,489	I	195,431

*	For the twelve-months ended June 30, 2010.

See accompanying notes to the unaudited pro forma condensed combined financial information

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

(A)	Pursuant to the Framework Agreement, Allscripts will repurchase shares of its stock held by Misys in the amount of $577.4 million. The repurchase of shares will be financed through borrowings of approximately $100 million under a $250 million senior secured revolving credit facility (the “Revolving Credit Facility”), a $470 million senior secured term loan (the “Term Loan”) and $7.4 million of existing cash on hand. Allscripts expects debt issuance costs incurred with respect to the Term Loan and the related $250 million revolving credit facility (collectively, the “Senior Secured Credit Facilities”) to be approximately $21.8 million, which issuance costs will be paid with existing cash on hand. See footnote G for further description of these Senior Secured Credit Facilities. These debt issuance costs are expected to be capitalized and amortized over the weighted average maturity date of the Senior Secured Credit Facilities and Allscripts expects to write off approximately $0.5 million of debt issuance costs associated with its existing senior credit facility. Allscripts’ existing credit facility will be terminated at the time of the share repurchase. At May 31, 2010 there were no amounts outstanding under the Allscripts credit facility. In addition, pursuant to the Merger Agreement, the Eclipsys credit facility will also be terminated. There were no amounts outstanding under the Eclipsys credit facility at June 30, 2010.

(B)	In connection with the acquisition of Eclipsys, Allscripts expects to incur approximately $36.8 million of cash expenses for deal related costs that will be paid subsequent to May 31, 2010 upon completion of the Transactions, which primarily consist of approximately $20.6 million in investment banker fees, $3.8 million in executive management bonuses, $5.3 million in legal costs, $2.1 million integration consulting costs and $5.0 million in professional fees and other integration related costs. These costs are exclusive of the approximately $21.8 million in debt issuance costs described in Footnote A.

(C)	Reflects the pro forma impact of the recognized intangible assets of Eclipsys. The preliminary estimate of the step up to fair value of intangible assets acquired of $306.1 million has been allocated to developed technology with useful lives of 7-12 years and customer relationships with useful lives of 15-20 years, net of the impact from reclassifying $54.3 million of software development costs to intangible assets. The preliminary intangible amortization related to the acquired intangible assets is as follows (in millions):

	Preliminary Allscripts intangible asset	Estimated intangible lives (straight-line amortization assumed)	Annual intangible amortization
Preliminary Eclipsys intangible asset valuation	$391.0	7-20 years	$38.0

Portion of amortization related to acquired technology (A)	$227.4	7-12 years	$28.4

Less: historical acquired intangible and capitalized software amortization			(27.9)

Amortization adjustment related to acquired technology—adjustment recorded in cost of revenue			0.5

Portion of amortization related to customer relationships and other intangibles (B)	$163.6	15-20 years	$9.6

Less: historical intangible amortization related to customer relationships and other intangibles			(2.8)

Amortization adjustment related to acquired customer relationships and other intangibles—adjustment recorded in operating expenses			6.8

Total amortization (A+B)			$7.3

(D)	Reflects the pro forma impact of the recognized goodwill of Eclipsys. The preliminary adjustment to estimate the fair value of goodwill is $537.9 million.

(E)	Reflects the preliminary fair value adjustment to deferred revenues acquired of Eclipsys. The preliminary fair value represents the preliminary fair value of the future performance obligations based on the estimated cost plus an appropriate profit margin for the deferred revenue balances of Eclipsys as of June 30, 2010. The following adjustments represent the May 31, 2010 balance sheet adjustment (in millions):

	Eclipsys deferred revenue balance at June 30, 2010	Deferred revenue adj. to reflect future service	Adjusted Eclipsys deferred revenue as of May 31, 2010
Short-term	$141.4	$(40.5)	$100.9
Long-term (included in other liabilities)	4.1	(1.8)	2.3

Total deferred revenue	$145.5	$(42.3)	$103.2

(F)	The pro forma adjustment to deferred taxes represents the estimated impact of the pro forma adjustments at a statutory tax rate of 39%. A deferred tax liability of $119.4 million has been recorded based on the preliminary step-up value of $306.1 million that has been allocated to acquired intangible assets as of May 31, 2010. A deferred tax liability of $16.5 million has been recorded based on the preliminary adjustments for deferred revenue of $42.3 million. Additionally, a $79.1 million deferred tax asset for Eclipsys has been reclassified as a deferred tax liability.

Adjustments to deferred tax liabilities are as follows (in millions):

Deferred tax liability for preliminary step-up value for acquired intangible assets	$119.4
Short-term deferred tax liability for deferred revenue adjustment	15.8
Long-term deferred tax liability for deferred revenue adjustment	0.7
Reclassification of long-term deferred tax asset	(79.1)

Pro forma adjustment to deferred taxes	$56.8

(G)	In conjunction with the announcement of the transactions on June 9, 2010, Allscripts obtained fully underwritten commitments from three banks (the “Underwriters”) to provide financing in the form of $720 million of senior secured credit facilities consisting of a $150 million revolving credit facility and a $570 million term loan (collectively, the “Underwritten Commitment”). Subsequent to June 8, 2010, the Underwriters have obtained commitments from a syndicate of banks to provide financing in the form of $720 million of senior secured credit facilities consisting of the $250 million Revolving Credit Facility and the $470 million senior secured Term Loan. The Senior Secured Credit Facilities are expected to close in conjunction with the share repurchase transaction and will replace the Underwritten Commitment at that time.

The Term Loan is expected to have a five year maturity and will be payable in 20 quarterly installments with 1.25%, 2.50%, 3.75%, 5.00% and 6.25% of the initial aggregate principal amount payable each quarter in Years 1 through 5, respectively, with the remaining principal balance due and payable on the fifth anniversary of the closing date of the merger.

The Term Loan will carry an initial interest rate equal to the Eurodollar Rate plus an applicable margin, which is based on the applicable corporate ratings of the borrower. For purposes of the pro forma financial statements, the resulting effective annual interest rate for the Term Loan is 4.00%. Interest expense associated with the Term Loan for the twelve-months ended May 31, 2010 is $22.4 million.

The $250 million Revolving Credit Facility requires a commitment fee of 0.50% on the average daily unused portion. The pro forma financial statement assumes that there were $100 million of borrowings under the Revolving Credit Facility. The commitment fee associated with the Revolving Credit Facility for the twelve-months ended May 31, 2010 is $0.8 million.

Amortization of debt issuance costs of $21.8 million is estimated to be $5.2 million for the twelve-months ended May 31, 2010.

The following table provides the impact of potential changes of the interest rate on the Term Loan in both dollars and percent change (in millions):

Change in Interest Rate	Pro Forma Interest Expense	% Change
100 basis point increase	$28.1	25.0%
50 basis point increase	25.3	12.5%
10 basis point increase	23.0	2.5%
10 basis point decrease	21.9	(2.5)%
50 basis point decrease	19.6	(12.5)%
100 basis point decrease	16.8	(25.0)%

Interest expense associated with Eclipsys’ borrowings under its existing credit facility in the amount of $1.2 million for the twelve-months ended May 31, 2010 has been eliminated as this debt is required to be repaid upon completion of the merger. In addition, interest expense associated with Allscripts’ borrowings under its existing credit facility in the amount of $1.4 for the twelve-months ended May 31, 2010 has been eliminated.

(H)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at a statutory tax rate of 39%.

(I)	Pro forma earnings per share (EPS), basic and diluted, includes the addition of 71.5 million shares of common stock which will be issued in conjunction with the closing of the merger and a reduction of 24.4 million shares of common stock from the share repurchase from Misys. The following adjustments represent the changes to basic and diluted weighted average shares (in millions):

	Historical weighted average shares— basic	Share Issuance	Share Repurchase	Pro forma weighted average shares—basic
For the year ended May 31, 2010	145.1	71.5	(24.4)	192.2

	Historical weighted average shares— diluted	Share Issuance	Share Repurchase	Pro forma weighted average shares—diluted
For the year ended May 31, 2010	148.4	71.5	(24.4)	195.5

(J)	The following table details the pro forma adjustments to the combined stockholders’ equity (in millions):

	Purchase Price Allocation	Stock Issuance for Purchase	Acquisition Related Expenses	Total Pro Forma Adjustments
Common stock	$(0.6)	$0.7	—	$0.1
Additional paid in capital	(612.1)	1,203.9	—	591.8
Accumulated deficit	154.9	—	$(33.0)	121.9
Accumulated other comprehensive loss	(0.2)	—	—	(0.2)

(K)	Reclassification entries have been made to Eclipsys’ revenue and cost of revenue to realign them with Allscripts’ reported results. In addition, Allscripts’ software and related services and maintenance revenue and cost of revenue have been combined for presentation purposes.

(L)	Effective June 1, 2009, Allscripts adopted accounting guidance which states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are considered participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that would otherwise have been available to common stockholders. Restricted stock units awards granted by Allscripts to certain management-level employees participate in dividends on the same basis as common shares and are nonforfeitable by the holder. As a result, these restricted stock units awards meet the definition of a participating security.

(M)	The Framework Agreement provides that Misys will indemnify Allscripts and its affiliates from, among other taxes, taxes imposed on Newco as a result of the share repurchase transaction and certain related restructuring transactions. Under the Framework Agreement, at or prior to the closing of the Coniston Transactions, Misys is required to obtain a bank guarantee in favor of Allscripts in an amount of $168 million to support this indemnification obligation. Misys is also required under the Framework Agreement to indemnify and hold harmless Allscripts and its affiliates from taxes imposed on Newco for periods on and prior to the closing date of the Coniston Transactions and to obtain, at or prior to the closing of the share repurchase transaction, a bank guarantee in favor of Allscripts in an amount of $45 million to support this indemnification obligation.

Allscripts will be the primary obligor for any income taxes related to Newco and will account for this potential tax liability under ASC 740, Accounting for Income Taxes. In addition, there will also be an indemnification asset recorded, measured on the same basis as the associated tax liability. We have recorded an adjustment of $45 million to reflect the tax liability and the associated indemnification asset.

The following items are not adjusted for, but are important information to consider when evaluating, the pro forma combined financial information.

(N)

As described in “Description of the Transactions and acquisition and basis of presentation—The Transactions,” Misys will receive a put option that will require, at Misys’ option, Allscripts to repurchase an additional 5.3 million shares held by Misys for $101.6 million subject to certain events. The pro forma combined results do not reflect the exercise of this put option since there can be no assurance that Misys will exercise its option. In the event that Misys chose to exercise the put option, the impact on the pro forma combined results would be to decrease cash and marketable securities by $101.6 million, increase Treasury stock by a similar amount and reduce the weighted average shares outstanding. Additionally, the Secondary

Offering does not have an impact on the pro forma combined financial information.

(O)	Eclipsys had a $79.1 million deferred tax asset as of June 30, 2010. We have not provided any adjustment to this amount and based on our preliminary analysis we expect the combined company to realize this deferred tax asset after consummation of the merger.